Exhibit 7.1
Umberto P. Fedeli
5005 Rockside Road, 5th Floor
Independence, Ohio 44131
July 1, 2008
VIA FAX (440-914-3916) AND HAND DELIVERY
Jeffrey N. Male
Secretary
PVF Capital Corp.
30000 Aurora Road
Solon, OH 44139
Re:     Director Nominations
Dear Mr. Male:
As the beneficial owner of 496,000 shares, or 6.4%, of PVF, I would like to recommend myself and Richard Barone for consideration by the Nominating Committee of PVF as director nominees for election at the upcoming annual meeting of stockholders. As I have repeatedly stated, I believe that PVF needs new board membership in order to implement a plan to bring value to Park View and to its stockholders. I believe that Mr. Barone and I can help to bring the needed direction and change to PVF.
Pursuant to PVF’s requirements for director nominations, attached as Exhibit A is the required information for Mr. Barone and myself.
By signing this letter below, I hereby consent to being named in PVF’s proxy statement as a director nominee and to serving as a director if elected. Mr. Barone’s consent is attached.

Very truly yours,
/s/ Umberto P. Fedeli
Umberto P. Fedeli

Enclosure

June 30, 2008

Jeffrey N. Male
Secretary
PVF Capital Corp.
30000 Aurora Road
Solon, OH 44139
Re:     Director Nomination
I hereby consent to being named in PVF’s proxy statement as a director nominee and to serving as a director if elected.

Very truly yours,
/s/ Richard A. Barone
Richard A. Barone

EXHIBIT A TO DIRECTOR NOMINATION LETTER

						Business
					No. of Shares	Relationship with
Name	Age	Principal Occupation	Business Address	Home Address	Owned	PVF

Umberto P. Fedeli	48	Since 1988, Mr. Fedeli has served as President and Chief Executive Officer of The Fedeli Group, one of the largest privately held insurance brokerage firms in Ohio and multi-year recipient of Weatherhead 100’s list of the fastest growing companies in Northeast Ohio. The Fedeli Group has become a fully integrated insurance and financial services firm, specializing in insurance and risk management, employee benefits and workers’ compensation consulting, surety, environmental risk management and estate planning. The cornerstone of The Fedeli Group has always been its creative problem-solving and unique networking capabilities. A genuine commitment to his community has led Mr. Fedeli to contribute much of his personal time and energy to a variety of civic and charitable causes. He is a member of the Board of Directors of the Cleveland Clinic Foundation and is currently serving as their Chairman of Government Relations and as a member of their Executive Committee. He is on the Board of Trustees of John Carroll University and is a trustee of the Cleveland Catholic Dioceses Foundation, Chairman of the Northern Ohio Italian American Foundation, a charitable organization that he helped establish in 1995. He is actively involved in Legatus, an international group of Catholic CEOs, is founder of the Cleveland Chapter, serves on their International Board of Directors, is their Membership Chairman, a member of the Executive Committee, and was named 2002 Officer of the Year. He is also a member of the Cleveland chapter of the Young Presidents’ Organization and The 50 Club.	5005 Rockside Road, 5th Floor, Independence, OH 44131	820 Village Trail, Gates Mills, OH 44040	496,000	Mr. Fedeli’s company, The Fedeli Group, is the insurance agent for the health insurance for the employees of PVF and its subsidiary.

		Among his many accomplishments, Mr. Fedeli is honored to have been named Man of the Year by the Americans of Italian Heritage, the Italian-American Sports Hall of Fame, as well as being honored with the Columbian Award by the Italian Federation. He was selected by Inside Business in 2005, 2006, and 2007 as one of Cleveland’s “most powerful” people in the Business/Community/P olitical arena. He has been recognized by John Carroll University’s Business School as one of “Fifty of Its Finest” and has been the recipient of both the Grand Illusion Award from the Ohio Cancer Research Associates and the National Multiple Sclerosis Society’s Norman Cohn Hope Award for Outstanding Philanthropic and Community Service. He has been inducted into the Villa Angela-St. Joseph Hall of Fame and was named the Boys’ Town of Italy 2002 Man of the Year. In 1998, he became a Knight of the Holy Sepulchre of Jerusalem, administered by the Holy See in Rome. Mr. Fedeli is the holder of prestigious Ellis Island Medal of Honor, and along with his wife Maryellen, was honored as the Christ Child Society’s Persons of the Year in 2003.

		In 1991, Mr. Fedeli was appointed to the Ohio Turnpike Commission, where he served as Chairman for six years. He has served on numerous statewide gubernatorial and senatorial campaigns. Mr. Fedeli is a proud alumnus of St. Joseph’s High School and John Carroll University.

EXHIBIT A TO DIRECTOR NOMINATION LETTER

						Business
					No. of Shares	Relationship with
Name	Age	Principal Occupation	Business Address	Home Address	Owned	PVF

Richard A. Barone	66	Mr. Barone is Chairman of the Executive Committe for the Ancora Group of Companies. The Group includes Ancora Advisors, LLC, Ancora Capital, Inc., Ancora Securities Inc., the Ancora Mutual Funds and the Ancora Foundation. In addition, Mr. Barone oversees or manages a variety of investment strategies for the Group including the investments for the Ancora Funds, selected clients and the Group’s Hedge Fund, Merlin Partners. Mr. Barone is the former chief executive officer of Maxus Investment Group which he founded in 1973. Maxus became one of the oldest and largest privately held investment advisory and securities brokerage firms in the Midwest before it was sold to Fifth Third Bank in January 2001. Since 2005, Mr. Barone has been a director, serving on the audit, compensation and nominating committees, of The Stephan Co., a publicly-held company which manufactures, sells and distributes hair care and personal care products.	One Chagrin Highlands, 2000 Auburn Drive, Suite 300, Cleveland, OH 44122	435 L’Ambience Drive, Longboat Key, FL 34228	730,519	None

* 730,519 shares of which 182,065 are for investments clients of Ancora Advisors, 533,454 are for investment clients of Ancora Securities and 15,000 held personally by Mr. Barone